Exhibit 10.7

3560 Bassett Street, Santa Clara, CA 95054-2704	www.intevac.com	T 408-986-9888

July 9, 2024

Mr. Cameron McAulay

Dear Cameron:

I am pleased to confirm our offer for the position of Chief Financial Officer reporting to Nigel Hunton, Chief Executive Officer and President. Your starting date will be July 10, 2024, and your base salary will be $340,000 on an annualized basis. In addition, you are eligible to participate in Intevac’s Incentive Program. You will be eligible to receive an annual target bonus of up to 60% of your then current Base Salary (the “Bonus”). To the extent that you or the Company exceed or fall short of the target performance, the actual bonus payment may be more or less than the target bonus. The achievement of your bonus will be based on the Company meeting its financial targets and accomplishment of Executive MBOs.

As a material inducement to you joining Intevac CEO Nigel Hunton will make a recommendation to the Board of Directors that you be granted 48,000 RSUs of Intevac stock, which will vest in equal instalments over three years.

Additionally, as a material inducement to you for accepting employment with the Company, and subject to your continued employment on the grant date, the Company will recommend that you be granted an award of 72,000 Performance RSUs (“PRSU”), with up to a maximum grant of 144,000 PRSUs. The PRSUs will vest upon the achievement of Intevac targets, over a three-year performance period. The performance period will end on December 31, 2026.

As a regular Intevac employee, you will be eligible to participate in a benefits package, which includes medical/dental/vision/life/disability insurance, 401(k) plan, stock purchase plan, and educational reimbursement for approved courses. This package also provides for 11 paid holidays’ each year and accrual of Personal Time-Off (PTO) at a rate of twenty (20) days per year at the inception of your employment.

If you would like to view our benefits online please go to: http://intevacinc.benergy4.com

User ID: Intevac and Password: Benefits (case sensitive)

Intevac employs its employees on an “at–will” basis, meaning that either you or the Company may terminate the employment relationship at any time, with or without cause and with or without notice. Should you join us, Intevac will employ you on an at-will basis and apply to you the same policies and procedures applicable to its employees generally. We may, in our discretion, establish other terms and conditions of your employment, and may modify any terms and conditions of employment at any time.

This offer of employment does not imply or give cause for any claim to employment tenure, rights, or benefits not stated herein or specifically provided for in writing hereafter. Either party to this agreement may terminate the agreement at any time for any reason or no reason. This at will nature of employment cannot be altered, except upon written agreement signed by the president of Intevac.

This offer is contingent on your execution of the Company’s standard Proprietary Information and Inventions Agreement, which is attached. If you accept this offer, the terms described in this letter and the Proprietary Information and Inventions Agreement shall be the terms of your employment. No other promises, representations or terms have been agreed to by Intevac.

In order to comply with the Federal Immigration Reform Act, your employment pursuant to this offer is contingent on you providing the legally required proof of your identity and authorization to work in the United States.

We look forward to having you join the Intevac team on Wednesday July 10, 2024. Please sign the enclosed copy in the space provided, execute the enclosed Proprietary Information Agreement and return to me.

Cameron McAulay Letter of Employment

July 9, 2024

Sincerely,

Nigel Hunton

Chief Executive Officer

/s/ Nigel Hunton	July 9, 2024
Signature	Date

I have read and accept this offer of employment:

/s/ Cameron McAulay	July 9, 2024
Signature	Date

Cameron McAulay Letter of Employment